Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-196307, 333-70135, 333-82673, 333-35978, 333-40256, 333-134009, 333-144058, 333-151474, 333-160468, 333-169074, 333-185258, 333-211480, 333-185257, 333-224736, and 333-225669 on Form S-8, Registration Statement No. 333-232024 on Form S-3, and Registration Statement No. 333-236950 on Form S-4 of our reports dated February 19, 2021, relating to the financial statements of M/I Homes, Inc., and the effectiveness of M/I Homes, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of M/I Homes, Inc. for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Columbus, Ohio.
February 19, 2021